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                                                                   EXHIBIT 3.1
                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

                                      OF

                            CARREKER-ANTINORI, INC.

     This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation, as amended to date, of Carreker-Antinori, Inc., a corporation originally incorporated in Delaware as "Carreker-Antinori, Inc." on March 10, 1998. This Amended and Restated Certificate of Incorporation has been duly adopted pursuant to Sections 242 and 245 of the Delaware General Corporation Law.


                                  ARTICLE ONE

                                     NAME

     The name of the corporation is Carreker-Antinori, Inc.


                                  ARTICLE TWO

                               REGISTERED AGENT

     The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the County of New Castle, in the City of Wilmington, Delaware 19801. The name of the corporation's registered agent at such address is The Corporation Trust Company.


                                 ARTICLE THREE

                                    PURPOSE

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                 ARTICLE FOUR

                                 CAPITAL STOCK

     The corporation shall have the authority to issue 100,000,000 shares of Common Stock, par value $0.01 per share.


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     The Board of Directors has the authority, without further action by the stockholders, to issue 2,000,000 shares of Preferred Stock, par value $.01 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders.

     At every annual or special meeting of stockholders of the corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in such holder's name on the books of the corporation, subject to the rights of the holders of Preferred Stock. Subject to the rights of the holders of the Preferred Stock, the Common Stock shall be entitled to dividends out of funds legally available therefor, when, as and if declared and paid to the holders of Common Stock, and upon liquidation, dissolution or winding up of the corporation, to share ratably in the assets of the corporation. The Common Stock shall not be redeemable.


                                 ARTICLE FIVE

                                   EXISTENCE

     The corporation is to have perpetual existence.


                                  ARTICLE SIX

                                 INCORPORATOR

     The name and mailing address of the sole incorporator is as follows:

          Name                          Mailing Address
          ----                          ---------------

          Maurice E. Purnell, Jr.       Locke Purnell Rain Harrell
                                        (A Professional Corporation)
                                        2200 Ross Avenue, Suite 2200
                                        Dallas, Texas 75201


                                 ARTICLE SEVEN

                               INITIAL DIRECTORS

    The number of directors constituting the initial Board of Directors is eight (8). Thereafter, the number of directors constituting the Board of Directors shall be fixed by or in accordance with the bylaws of the corporation. The following persons shall serve as the directors of the


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corporation until their term expires pursuant to the provisions of Article
Eight or until their successors are duly elected and qualified:

         Name                     Address
         ----                     -------

         Ronald R. Antinori       14001 North Dallas Parkway, Suite 1100
                                  Dallas, Texas 75240

         James D. Carreker        14001 North Dallas Parkway, Suite 1100
                                  Dallas, Texas 75240

         John D. Carreker, Jr.    14001 North Dallas Parkway, Suite 1100
                                  Dallas, Texas 75240

         James L. Fischer         14001 North Dallas Parkway, Suite 1100
                                  Dallas, Texas 75240

         Richard R. Lee, Jr.      14001 North Dallas Parkway, Suite 1100
                                  Dallas, Texas 75240

         Richard L. Linting       14001 North Dallas Parkway, Suite 1100
                                  Dallas, Texas 75240

         Larry J. Peck            14001 North Dallas Parkway, Suite 1100
                                  Dallas, Texas 75240

         David K. Sias            14001 North Dallas Parkway, Suite 1100
                                  Dallas, Texas 75240


                                 ARTICLE EIGHT

                         CLASSIFIED BOARD OF DIRECTORS

    Subject to the rights, if any, of any series of Preferred Stock then outstanding, the directors shall be divided into three classes, designated Class I, Class II and Class III. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient then if such fraction is one-third (1/3) the extra director shall be a member of Class III and if the fraction is two-thirds (2/3) then one of the extra directors shall be a member of Class III and the other shall be a member of Class II. John D. Carreker, Jr. and Larry J. Peck shall be members of Class I, Ronald R. Antinori, James L. Fischer, and Richard R. Lee, Jr. shall be members of Class II, and James D. Carreker, Richard L. Linting and David K. Sias shall be members of Class III. The term of office of directors in each class shall expire as follows: Class I shall expire at the 1999 annual meeting of stockholders, Class II shall expire at the 2000 annual


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meeting of stockholders, and Class III shall expire at the 2001 annual meeting of stockholders. At each annual meeting of stockholders beginning with the 1999 annual meeting, the successors to directors whose terms then expire will be elected to serve from the time of their election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified, or until their earlier resignation or removal.


                                 ARTICLE NINE

                              DIRECTOR VACANCIES

    Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification or removal may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified.


                                  ARTICLE TEN

                               DIRECTOR REMOVAL

    Any director or the entire Board of Directors may be removed only for cause and only by the vote of the holders of two-thirds (2/3) of the securities of the corporation then entitled to vote at an election of directors voting together as a single class.


                                ARTICLE ELEVEN

                         CUMULATIVE VOTING PROHIBITED

    Cumulative voting in the election of directors or otherwise is hereby expressly prohibited.

                                ARTICLE TWELVE

                           PREEMPTIVE RIGHTS DENIED

    No stockholder shall have, as a stockholder of the corporation, any preemptive right to acquire, purchase or subscribe for the purchase of any or all additional issues of stock of the corporation or any or all classes or series thereof, or for any securities convertible into such stock, whether now or hereafter authorized. Nothing in this Article will prohibit the corporation from granting by contract preemptive rights or other rights to purchase stock of the corporation.


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                               ARTICLE THIRTEEN

                              SHAREHOLDER MEETING

    Any action required or permitted to be taken at any annual or special meeting of stockholders may only be taken upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders. Special meetings of the stockholders, unless otherwise prescribed by statute, may be called at any time only by the Chairman of the Board or the Chief Executive Officer of the corporation or a majority of the Board of Directors.


                               ARTICLE FOURTEEN

                                    BYLAWS

    In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to adopt, alter or repeal the bylaws of the corporation.


                                ARTICLE FIFTEEN

                                INDEMNIFICATION

    To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, the corporation shall indemnify any and all of its directors, officers, employees or agents of the corporation or former directors and officers, or any person who is or was serving at the corporation's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

    No amendment nor repeal of this Article, nor the adoption of any provision of this corporation's Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


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                                ARTICLE SIXTEEN

                              DIRECTOR LIABILITY

    To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, a director or former director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for: (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit. No repeal, amendment or modification of this Article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director or former director of the corporation prior to such repeal, amendment or modification.


                               ARTICLE SEVENTEEN

                             ELECTION OF DIRECTORS

    Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.


                               ARTICLE EIGHTEEN

                    COMPROMISE OR AGREEMENT WITH CREDITORS

    Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangements and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.


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                               ARTICLE NINETEEN

                                  AMENDMENTS


    The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. In addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation or specified in any agreement, the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of all securities of the corporation entitled to vote generally in the election of directors shall be required to amend, add, alter, change, repeal or adopt any provisions inconsistent with Article Eight, Article Nine, Article Ten, Article Thirteen or this Article Nineteen of this Certificate of Incorporation.


    IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate to be duly executed this 27th day of March, 1998.



                              By: /s/ John D. Carreker, Jr.
                                 ------------------------------
                                  John D. Carreker, Jr.

ATTEST:


/s/ Maurice E. Purnell, Jr.
-------------------------------
Maurice E. Purnell, Jr.
Secretary



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